================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

--------------------------------------------------------------------------------

                                  SCHEDULE 13G
                                 (RULE 13d-102)

        INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1(b), (c) and (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2

                      (Amendment No.                  )(1)
                                     -----------------

                               ICICI BANK LIMITED
                     ---------------------------------------
                                (Name of Issuer)

                                 EQUITY SHARES
                     ---------------------------------------
                         (Title of Class of Securities)


                                INE090A01013(2)
                     ---------------------------------------
                                 (CUSIP Number)

                                  26 Sep 2002
                     ---------------------------------------
             (Date of Event Which Requires Filing of this Statement)

        Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                               [ ] Rule 13d-1 (b)

                               [X] Rule 13d-1 (c)

                               [ ] Rule 13d-1 (d)

------------
(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

(2) This Schedule 13G relates to ownership of equity shares which are not publicly traded in the United States. The CUSIP number for the American Depositary Shares, each representing two equity share, is 45104G104

The information required in the remainder of this cover shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

================================================================================

Schedule 13G                           Forms
--------------------------------------------------------------------------------

CUSIP NO. 45104G104                     13G                    Page 2 of 9 Pages
-------------------                                            -----------------

--------------------------------------------------------------------------------

1.        NAME OF REPORTING PERSONS
          I.R.S IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) GOVERNMENT OF SINGAPORE INVESTMENT CORPORATION PTE LTD
          (NONE)

--------------------------------------------------------------------------------

2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a)  [ ]
                                                                        (b)  [X]

--------------------------------------------------------------------------------

3.        SEC USE ONLY

--------------------------------------------------------------------------------

4.        CITIZENSHIP OR PLACE OF ORGANIZATION
          SINGAPORE

--------------------------------------------------------------------------------

NUMBER OF SHARES         5.   SOLE VOTING POWER                 0
BENEFICIALLY OWNED BY
EACH REPORTING PERSON    -------------------------------------------------------
WITH
                         6.   SHARED VOTING POWER               48,104,265

                         -------------------------------------------------------

                         7.   SOLE DISPOSITIVE POWER            0

                         -------------------------------------------------------

                         8.   SHARED DISPOSITIVE POWER          48,104,265

--------------------------------------------------------------------------------

9.        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          48,104,265

--------------------------------------------------------------------------------

10.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES*                                                            [ ]

--------------------------------------------------------------------------------

11.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          7.85%

--------------------------------------------------------------------------------

12.       TYPE OF REPORTING PERSON*
          OO

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILING OUT!

Schedule 13G                           Forms
--------------------------------------------------------------------------------

CUSIP NO. 45104G104                     13G                    Page 3 of 9 Pages
-------------------                                            -----------------

--------------------------------------------------------------------------------

1.        NAME OF REPORTING PERSONS
          I.R.S IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) GOVERNMENT OF SINGAPORE
          (NONE)

--------------------------------------------------------------------------------

2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a)  [ ]
                                                                        (b)  [X]

--------------------------------------------------------------------------------

3.        SEC USE ONLY

--------------------------------------------------------------------------------

4.        CITIZENSHIP OR PLACE OF ORGANIZATION
          SINGAPORE

--------------------------------------------------------------------------------

NUMBER OF SHARES         5.   SOLE VOTING POWER                 0
BENEFICIALLY OWNED BY
EACH REPORTING PERSON    -------------------------------------------------------
WITH
                         6.   SHARED VOTING POWER               31,511,427

                         -------------------------------------------------------

                         7.   SOLE DISPOSITIVE POWER            0

                         -------------------------------------------------------

                         8.   SHARED DISPOSITIVE POWER          31,511,427

--------------------------------------------------------------------------------

9.        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          31,511,427

--------------------------------------------------------------------------------

10.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES*                                                            [ ]

--------------------------------------------------------------------------------

11.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          5.14%

--------------------------------------------------------------------------------

12.       TYPE OF REPORTING PERSON*
          OO

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILING OUT!

Schedule 13G                           Forms
--------------------------------------------------------------------------------

CUSIP NO. 45104G104                     13G                    Page 4 of 9 Pages
-------------------                                            -----------------

--------------------------------------------------------------------------------

1.        NAME OF REPORTING PERSONS
          I.R.S IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) MONETARY AUTHORITY OF SINGAPORE
          (NONE)

--------------------------------------------------------------------------------

2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a)  [ ]
                                                                        (b)  [X]

--------------------------------------------------------------------------------

3.        SEC USE ONLY

--------------------------------------------------------------------------------

4.        CITIZENSHIP OR PLACE OF ORGANIZATION
          SINGAPORE

--------------------------------------------------------------------------------

NUMBER OF SHARES         5.   SOLE VOTING POWER                 0
BENEFICIALLY OWNED BY
EACH REPORTING PERSON    -------------------------------------------------------
WITH
                         6.   SHARED VOTING POWER               12,851,491

                         -------------------------------------------------------

                         7.   SOLE DISPOSITIVE POWER            0

                         -------------------------------------------------------

                         8.   SHARED DISPOSITIVE POWER          12,851,491

--------------------------------------------------------------------------------

9.        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          12,851,491

--------------------------------------------------------------------------------

10.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES*                                                            [ ]

--------------------------------------------------------------------------------

11.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          2.10%

--------------------------------------------------------------------------------

12.       TYPE OF REPORTING PERSON*
          OO

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILING OUT!

Schedule 13G                           Forms
--------------------------------------------------------------------------------

CUSIP NO. 45104G104                     13G                    Page 5 of 9 Pages
-------------------                                            -----------------

--------------------------------------------------------------------------------

1.        NAME OF REPORTING PERSONS
          I.R.S IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) BOARD OF COMMISSIONERS OF CURRENCY, SINGAPORE
          (NONE)

--------------------------------------------------------------------------------

2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a)  [ ]
                                                                        (b)  [X]

--------------------------------------------------------------------------------

3.        SEC USE ONLY

--------------------------------------------------------------------------------

4.        CITIZENSHIP OR PLACE OF ORGANIZATION
          SINGAPORE

--------------------------------------------------------------------------------

NUMBER OF SHARES         5.   SOLE VOTING POWER                 0
BENEFICIALLY OWNED BY
EACH REPORTING PERSON    -------------------------------------------------------
WITH
                         6.   SHARED VOTING POWER               3,741,347

                         -------------------------------------------------------

                         7.   SOLE DISPOSITIVE POWER            0

                         -------------------------------------------------------

                         8.   SHARED DISPOSITIVE POWER          3,741,347

--------------------------------------------------------------------------------

9.        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          3,741,347

--------------------------------------------------------------------------------

10.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES*                                                            [ ]

--------------------------------------------------------------------------------

11.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          0.61%

--------------------------------------------------------------------------------

12.       TYPE OF REPORTING PERSON*
          OO

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILING OUT!

ITEM 1(a).  NAME OF ISSUER

               ICICI Bank Limited

ITEM 1(b).  ADDRESS OF ISSUERS' PRINCIPAL EXECUTIVE OFFICES

               ICICI Towers
               4th Floor South Tower
               Bandra-Kurla Complex
               Bandra (East)
               Mumbai 400 051
               India

ITEM 2(a).  NAME OF PERSON FILING

  I          Government of Singapore Investment Corporation Pte Ltd
  II         Government of Singapore
  III        Monetary Authority of Singapore
  IV         Board of Commissioners of Currency, Singapore

ITEM 2(b).  ADDRESS OF PRINCIPAL BUSINESS OFFICE

  I                     168 Robinson Road
                        #37-01 Capital Tower
                        Singapore 068912

  II, III & IV  c/o     Government of Singapore Investment Corporation Pte Ltd
                        168 Robinson Road
                        #37-01 Capital Tower
                        Singapore 068912

ITEM 2(c).  CITIZENSHIP

  I, II, III & IV       Singapore

ITEM 2(d).  TITLE OF CLASS OF SECURITIES

               Equity Shares

ITEM 2(e).  CUSIP NUMBER

               INE090A01013, 45104G104 (for ADS)

ITEM 3.  IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b) OR 13d-2(b) OR
(c), CHECK WHETHER THE PERSON FILING IS A

               N.A.

IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(c), CHECK THIS BOX.      [x]

ITEM 4.  OWNERSHIP

         The aggregate number of securities and percentage of the class of securities of the Issuer beneficially owned by each Reporting Person named in
Item 2(a), as well as the number of securities as to which such person is deemed to have sole power to vote or to direct the vote, shared power to vote or to direct the vote, sole power to dispose or to direct the disposition, shared power to dispose or direct the disposition, is set forth in the following table:


                                                                    POWER TO VOTE               POWER TO DISPOSE
                                                                 --------------------         ----------------------
                                          NO OF SECURITIES
             PERSON                      BENEFICIALLY OWNED      SOLE(1)   SHARED(1)          SOLE(1)      SHARED(1)
             ------                      ------------------      -------   ----------         -------      ----------
Government of Singapore Investment
Corporation Pte Ltd                          48,104,265             0      48,104,265            0         48,104,265

Government of Singapore                      31,511,427             0      31,511,427            0         31,511,427

Monetary Authority of Singapore              12,851,491             0      12,851,491            0         12,851,491

Board of Commissioners of
Currency, Singapore                           3,741,347             0       3,741,347            0          3,741,347

Total(2) (all Reporting Persons)             48,104,265             0      48,104,265            0         48,104,265

------------
(1) The Government of Singapore Investment Corporation Pte Ltd shares power to vote and power to dispose of the 31,511,427 securities beneficially owned by it with the Government of Singapore, shares power to vote and dispose of the 12,851,491 securities beneficially owned by it with the Monetary Authority of Singapore, and shares power to vote and dispose of the 3,741,347 securities owned by it with the Board of Commissioners of Currency, Singapore.

(2)  The reporting persons disclaim membership in a group.

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

                N.A.

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

                N.A.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

                N.A.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

                N.A.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

                N.A.

ITEM 10.  CERTIFICATION

           By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

MATERIAL TO BE FILED AS EXHIBITS

1.   Power of Attorney by Minister for Finance, Singapore dated 5 March 1998

2.   Power of Attorney by Monetary Authority of Singapore dated 6 March 1998

3. Power of Attorney by Board of Commissioners of Currency, Singapore dated 5 March 1998

(incorporated by reference to Exhibit No. 1, 2 and 3 to Schedule 13G, dated March 23, 1998 regarding SPDR Trust Series 1).

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


       Oct 3, 2002                     Government of Singapore Investment
---------------------------            Corporation Pte Ltd
           Date


                                       by           /s/ Ho Yuit Mun
                                          --------------------------------------
                                                    Ho Yuit Mun
                                                    Assistant Director



                                       by           /s/ Kelvin Lim
                                          --------------------------------------
                                                    Kelvin Lim
                                                    Regional Manager


                                       Government of Singapore
                                       by Government of Singapore Investment
                                       Corporation Pte Ltd, its attorney-in-fact



                                       by           /s/ Ho Yuit Mun
                                          --------------------------------------
                                                    Ho Yuit Mun
                                                    Assistant Director



                                       by          /s/ Kelvin Lim
                                          --------------------------------------
                                                   Kelvin Lim
                                                   Regional Manager


                                       Monetary Authority of Singapore
                                       by Government of Singapore Investment
                                       Corporation Pte Ltd, its attorney-in-fact



                                       by           /s/ Ho Yuit Mun
                                          --------------------------------------
                                                    Ho Yuit Mun
                                                    Assistant Director



                                       by          /s/ Kelvin Lim
                                          --------------------------------------
                                                   Kelvin Lim
                                                   Regional Manager


                                       Board of Commissioners of Currency,
                                       Singapore by Government of Singapore
                                       Investment Corporation Pte Ltd, its
                                       attorney-in-fact



                                       by           /s/ Ho Yuit Mun
                                          --------------------------------------
                                                    Ho Yuit Mun
                                                    Assistant Director



                                       by          /s/ Kelvin Lim
                                          --------------------------------------
                                                   Kelvin Lim
                                                   Regional Manager